State of Delaware
Secretary of State
Division of Corporations
Delivered 10:47 AM 02/22/2023
FILED 10:47 AM 02/22/2023
SR 20230629357 - File Number 7309837

STATE OF DELAWARE

CERTIFICATE OF TRUST
of

THEMES ETF TRUST

This Certificate of Trust for Themes ETF Trust (the “Trust”), a statutory trust, is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the trust is: Themes ETF Trust

2.	In accordance with § 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

  Capitol Services, Inc.

  108 Lakeland Ave.

  Dover, DE 19901

3.	The Trust is or will become prior to or within 180 days following the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This certificate shall be effective upon filing.

5.	Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets belonging to such series only, and not against the assets of the Trust generally or any other series of the Trust.

6.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 22nd day of February    , 2023.

By:
Name:	Jose Gonzalez
Initial Trustee
Themes ETF Trust

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "THEMES ETF TRUST", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF FEBRUARY, A.D. 2023, AT 10:47 O'CLOCK A.M.

7309837 8100 SR# 20230629357	Authentication: 202775540 Date: 02-23-23